Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jennifer Armbruster Communications Director, RE/MAX, LLC (720) 289-3663 | jarmbruster@remax.com

April 14, 2020

RE/MAX HOLDINGS PROVIDES OPERATIONAL UPDATE AND ANNOUNCES

ADDITIONAL MEASURES OF SUPPORT TO HELP AFFILIATES MITIGATE COVID-19 IMPACT

Timing of Q1 2020 Earnings Release and Call Announced

DENVER -- RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX) today provided an update on the COVID-19 impact to the Company's operations, announced an expansion of its financial support to its franchisees, and disclosed certain key operating metrics – RE/MAX agent count and Motto Mortgage open office count as of March 31, 2020 – in advance of the Company’s first-quarter earnings release expected to be issued on May 6, 2020.

Business Update

“Although we entered 2020 with momentum, the growing and rapidly evolving COVID-19 pandemic is increasingly impacting the worldwide housing market and our operations,” said Adam Contos, RE/MAX Holdings CEO. “Factors such as social distancing, governmental stay-at-home orders, variances in whether real estate is designated as an essential service, and growing health and economic concerns are slowing the amount of homebuying, selling and borrowing activity typical at this point in the year.”

In the U.S. and Canada, many transactions initiated in the early stages of the health crisis were able to close, contributing to relatively strong March housing statistics; however, the pipeline of new housing activity has been increasingly compromised. As a result, near-term housing results are anticipated to decline materially, which is expected to negatively affect the Company’s financial and operating performance during the second quarter and for the foreseeable future. The magnitude and duration of the impact from COVID-19, especially on consumer behaviors, are unknown and therefore cannot be reasonably estimated at this time.

On March 19, the Company announced several initiatives including enhanced training, and providing productivity and other tools at a reduced cost or for free to help its affiliates manage their businesses through this unprecedented environment. As conditions have become more challenging, the Company is now offering additional financial support to RE/MAX and Motto Mortgage franchisees to assist them with either cost reduction or cash flow relief.

The circumstances and impact related to COVID-19 vary by location and as a result, the needs of the Company’s affiliates differ. Therefore, the Company’s expanded financial support offers its franchisees in Company-owned regions in the U.S. and Canada the option of either 1) a 50% waiver of certain monthly fees for the next two months under certain circumstances or 2) the deferral of certain monthly fees for the next two months on an interest-free basis.

Continued Contos, “We remain committed to providing best-in-class solutions to assist our affiliates at a time when they need to pivot and adjust quickly to constantly changing conditions and I am incredibly proud of our team’s efforts in this regard. We continue to actively monitor the situation and evaluate the best way to support our affiliates and their businesses during this time.”

The Company's 100% franchised business model, primarily recurring revenue streams and strong balance sheet provide financial flexibility to navigate challenging conditions. To further help ensure that it continues to be as well positioned as possible, the Company plans to implement cost savings measures that are expected to reduce second quarter non-marketing fund expenses by approximately $6.0 million to $7.0 million. Anticipated cost savings include the elimination of the 2020 Company bonus, the temporary suspension of the Company’s 401(k) match, travel and events, and the implementation of a hiring freeze.

The Company also expects the marketing funds to reduce expenses during the second quarter. The marketing funds are subsidiaries that collect fees, the use of which is restricted per the terms of the Company’s franchise agreements. The Company plans to defer approximately $2.25 million to $2.75 million of capital expenditures originally expected to be incurred during the second quarter. The Company continues to assess its capital allocation priorities as well as manage its expenses and capital expenditure programs judiciously. As of December 31, 2019, the Company had cash and cash equivalents of $83.0 million and restricted cash of $20.6 million for its Marketing Funds. Additional financial details are provided in a Form 8-K expected to be filed with the Securities and Exchange Commission contemporaneously with the issuance of this release.

Continued Contos, “The strength of our brands, the resiliency and geographic breadth of our professional and entrepreneurial networks, and the hard work and dedication of our employees give us confidence in our ability to overcome current challenges. With almost 50 years of experience successfully steering through myriad business cycles and market conditions, we believe that, together, with kindness, caring and empathy, we can manage through this historic event and flourish on the other side.”

First Quarter 2020 Key Operating Metrics

(Compared to first-quarter 2019 unless otherwise noted)

▪	Total agent count increased 5.0% to 131,816 agents
▪	U.S. and Canada combined agent count increased 0.2% to 84,191 agents
▪	Total open Motto Mortgage franchises increased 34.1% to 118 offices[1]

Agent Count

The following table compares agent count as of March 31, 2020 and 2019:

	As of March 31		Change
	2020	2019	#	%
U.S.	62,668	62,664	4	0.0
Canada	21,523	21,367	156	0.7
Subtotal	84,191	84,031	160	0.2
Outside the U.S. & Canada	47,625	41,501	6,124	14.8
Total	131,816	125,532	6,284	5.0

Earnings Release and Conference Call Dates and Times Set

The Company expects to release financial results for the quarter ended March 31, 2020, after market close on Wednesday, May 6, 2020, and host a conference call for interested parties on Thursday, May 7, 2020, at 8:30 a.m. Eastern Time.

Interested parties can access the conference call using the following dial-in numbers:

U.S.	1-833-287-0798
Canada & International	1-647-689-4457

Interested parties are also able to access a live webcast through the Company’s Investor Relations website at http://investors.remax.com/. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Investor Relations website for a limited time as well.

Footnote:

1 Total open Motto Mortgage franchises includes only “bricks and mortar” offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any “virtual” offices or “branchises”.

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About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 130,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016.

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; the impact of the global coronavirus (COVID-19) pandemic; support that the Company is offering to its franchisees and its effectiveness; the ability of the Company and its franchisees to successfully operate through challenging conditions; the Company’s business model, revenue streams, cost structure, balance sheet, and financial flexibility; management of expenses and capital expenditures, including the amounts and timing of anticipated reductions. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important risks and uncertainties that could cause actual results to differ materially from the Company’s expectations include the global outbreak of the coronavirus (COVID-19), which poses significant and widespread risks to the Company’s business, including the Company’s agents, loan originators, franchisees and employees, as well as home buyers and sellers. The Company has already experienced significant disruption to its business as a result of the COVID-19 pandemic. The Company has implemented a number of efforts to reduce expenses. The impact of these efforts is uncertain and the Company may not achieve the benefits that it seeks from these initiatives. Changes in home buying and selling behavior and health concerns as a result of the COVID-19 outbreak have had a negative effect on the Company’s business. A large number of states and municipalities where the Company’s franchisees operate have implemented shelter-in-place orders and similar government orders aimed at containing the spread of the COVID-19 virus as well as temporary closure requirements with respect to non-essential business operations. The duration of these requirements is unknown. The magnitude and duration of the negative impact to the Company’s business from the COVID-19 pandemic cannot be predicted with certainty, but the Company believes COVID-19 is likely to result in an adverse impact on its business, liquidity, results of operations and financial condition, particularly if ongoing mitigation actions occur for a significant amount of time. Other important risks and uncertainties include, without limitation, (i) changes in the real estate market or interest rates and availability of financing, (ii) changes in business and economic activity in general, (iii) the Company’s ability to attract and retain quality franchisees, (iv) the Company’s franchisees’ ability to recruit and retain real estate agents and mortgage loan originators, (v) changes in laws and regulations, (vi) the Company’s ability to enhance, market, and protect the RE/MAX and Motto Mortgage brands, (vii) the Company’s ability to implement its technology initiatives, (viii) fluctuations in foreign currency exchange rates, (ix) the Company’s ability to obtain any required additional financing in the future on acceptable terms or at all, and those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.